Exhibit 10.40

AGREEMENT OF PURCHASE AND SALE

By and Between

RIF IV GRAND, LLC
a California limited liability company

and

6110-6114 CAHUENGA, LLC,
an California limited liability company

Dated: November 30, 2017

1.	Parties		1
2.	Recitals		1
3.	Agreement to Purchase and Sell Property		1
4	Purchase Price; Deposit; Escrow		1
	4.1	Purchase Price	1
	4.2	Deposit	1
	4.3	Escrow	2
5.	Property		2
	5.1	Real Property	2
	5.2	Leases	2
	5.3	Tangible Personal Property	3
	5.4	Intangible Personal Property	3
	5.5	Security Deposit	3
6.	Due Diligence		3
	6.1	Due Diligence/Termination Right	3
	6.2	Due Diligence Materials	3
	6.3	Physical Due Diligence	4
	6.4	Return of Documents and Reports	4
	6.5	Service Contracts	5
	6.6	Proprietary Information; Confidentiality	5
	6.7	No Representation or Warranty by Seller	5
	6.8	Buyer’s Responsibilities	6
	6.9	Buyer’s Agreement to Indemnify	6
7.	Title and Survey		6
	7.1	Title Report	6
	7.2	New or Updated Survey	7
	7.3	Title Review	7
	7.4	Permitted Exceptions	8
	7.5	Delivery of Title Policy at Closing	8
8.	Operations and Risk of Loss		8
	8.1	Ongoing Operations	8
	8.2	Damage	10
	8.3	Condemnation	11
9.	Closing		11
	9.1	Closing	11
	9.2	Conditions to Parties’ Obligation to Close	12
	9.3	Seller’s Deliveries in Escrow	12
	9.4	Buyer’s Deliveries in Escrow	13

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(continued)

	9.5	Closing Statements	13
	9.6	Possession	14
	9.7	Delivery of Books and Records	14
10.	Prorations; Deposit		14
	10.1	Prorations	14
	10.2	Closing Costs	14
	10.3	Final Adjustment After Closing	15
	10.4	Security Deposit	15
	10.5	Payment of Taxes	15
11.	Representations and Warranties		15
	11.1	Seller’s Representations and Warranties	15
	11.2	Buyer’s Representations and Warranties	16
	11.3	Survival of Representations and Warranties	16
12.	Default and Remedies		17
	12.1	Seller’s Remedies	17
	12.2	Buyer’s Remedies	17
13.	Disclaimers; AS-IS, Release and Indemnity		19
	13.1	Disclaimers By Seller	19
	13.2	Sale “As Is, Where Is.”	19
	13.3	Seller Released from Liability	20
	13.4	“Hazardous Materials” Defined	22
	13.5	Survival	22
14.	ADR; WAIVER OF TRIAL BY JURY		22
	14.1	Alternative Dispute Resolution	22
	14.2	WAIVER OF TRIAL BY JURY	22
15.	Miscellaneous		23
	15.1	Parties Bound; Assignment	23
	15.2	Attorneys’ Fees	23
	15.3	Brokers	23
	15.4	Seller’s Right to Cure	24
	15.5	Headings	24
	15.6	Invalidity and Waiver	24
	15.7	Governing Law; Venue	24
	15.8	Survival	24
	15.9	Entirety and Amendments	24
	15.10	Time	24
	15.11	Confidentiality	25
	15.12	Notices	25
	15.13	Independent Counsel; Construction	26

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(continued)

15.14	Calculation of Time Periods	26
15.15	Execution in Counterparts; Electronic Delivery	27
15.16	No Recordation	27
15.17	Further Assurances	27
15.18	Discharge of Obligations	27
15.19	No Third Party Beneficiary	27
15.20	IRC Section 1031 Exchange Cooperation	27
15.21	Exhibits	28

iii

AGREEMENT OF PURCHASE AND SALE
(200-220 S. Grand Avenue)

1.	Parties.
This Agreement of Purchase and Sale (this “Agreement”), dated as of November 30, 2017(the “Effective Date”), is made and entered into by and between RIF - IV GRAND, LLC, a California limited liability company (“Seller”), and 6110-6114 CAHUENGA, LLC, a California limited liability company (“Buyer”).

2.	Recitals.
2.1Buyer desires to purchase the Property (defined in Section 5 below) and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.
2.2In consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Buyer to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as follows:

3.	Agreement to Purchase and Sell Property and Modification of the Access Agreement.
3.1Subject to the terms and conditions of this Agreement, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller.
3.2The parties acknowledge and agree that Buyer was intended to be a named party under that certain Access Agreement among PDX Industrial Investments, a Delaware limited liability company and Seller, dated September 18, 2017 (the “Access Agreement”). Accordingly, by execution of this Agreement the Access Agreement is deemed to have been entered into between Seller and Buyer for all purposes.

4.	Purchase Price; Deposit; Escrow.
4.1Purchase Price. The purchase price for the Property shall be Four Million Four Hundred Fifteen Thousand Dollars ($4,415,000) (the “Purchase Price”), and shall be payable as follows: (a) Buyer shall deliver to Commerce Escrow Company, 1055 Wilshire Blvd., Ste 1000, Los Angeles, CA 90017, Attn: Robert Minsky (“Escrow Agent”) the Deposit on the date set forth in Section 4.2 below, and (b) on or before one (1) business day prior to the Closing Date (defined in Section 9.1 below), Buyer shall deliver to Escrow Agent the Purchase Price, less the Deposit, plus or minus applicable prorations, in immediate, same day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller on the Closing Date.
4.2Deposit.
4.2.1Deposit; Independent Consideration. Within two (2) business days after the Effective Date, Buyer shall deposit One Hundred Fifty Thousand Dollars ($150,000) (the “Deposit”) with Escrow Agent. One Hundred Dollars ($100.00) of the Deposit (the “Independent

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Consideration”) shall constitute independent consideration for Seller’s entry into this Agreement, shall be immediately disbursed by Escrow Agent to Seller and shall be non-refundable to Buyer under any circumstances, notwithstanding the fact that this Agreement may otherwise provide for the Deposit to be refunded to Buyer.
4.2.2Disposition of Deposit. If the sale hereunder is consummated in accordance with the terms hereof, the Deposit shall be applied as a credit to the Purchase Price at Closing (defined in Section 9.1 below). The Independent Consideration is immediately non-refundable to Buyer as set forth in Section 4.2.1 above, and the balance of the Deposit shall also become nonrefundable upon the expiration of the Inspection Period; provided, however, if Buyer elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to the terms of Article 6, Escrow Agent shall return to Buyer the balance of the Deposit (to the extent the same had been deposited by Buyer with Escrow Agent) promptly following written notice from Buyer delivered to Escrow Agent prior to the expiration of the Inspection Period that Buyer has terminated this Agreement.
4.2.3Investment of Deposit. Escrow Agent shall invest all deposits held by it, and not otherwise released to Seller, in government insured interest bearing accounts satisfactory to Seller and Buyer, shall not commingle the Deposit with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Buyer accepts all risks with regard to such account. The Deposit shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds.
4.3Escrow. An escrow (the “Escrow”) to consummate the sale and purchase of the Property shall be opened with Escrow Agent. Within one (1) business day after the Effective Date, the parties shall deposit with Escrow Agent a copy of this Agreement which, in addition to constituting the agreement of the parties, shall serve as escrow instructions to Escrow Agent. The parties shall execute such additional escrow instructions as Escrow Agent may reasonably require to clarify its duties hereunder, provided that such additional instructions do not impose any material additional obligations on the parties. Such further instructions shall not modify the provisions of this Agreement unless otherwise expressly set forth therein and any inconsistency between the provisions of such additional instructions and the provisions of this Agreement shall be resolved in favor of this Agreement.
5.Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):
5.1Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

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5.2Leases. Except as expressly reserved in this Agreement, all of Seller’s right, title and interest, without warranty, in all leases of the Real Property by which tenants have a right to occupy any portion of the Property on and after the Closing, including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (individually a “Lease” and collectively, the “Leases”).
5.3Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used exclusively in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).
5.4Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation, all to the extent assignable: all trade names and trademarks associated solely with the Real Property and the Improvements, including the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; warranties, if any; contract rights related to the construction, operation or management of the Real Property, if any (collectively, the “Service Contracts”) (but Seller’s right, title and interest therein shall only be assigned to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to this Agreement); and governmental permits, approvals and licenses, if any (collectively, the “Intangible Personal Property”); provided, however, that in no event shall the Intangible Personal Property include any right to use the name “Rexford” or any derivation thereof.
5.5Security Deposit. All of Seller’s right, title and interest in and to all refundable security deposits of tenants of the Real Property held and not applied by Seller (collectively, the “Security Deposit”).
6.Due Diligence.
6.1Due Diligence/Termination Right. During the period beginning on the Effective Date and ending at 5:00 p.m., Los Angeles time, on the thirtieth (30th) day following the Effective Date (the “Inspection Period”), Buyer shall have the right to (i) examine, inspect, and investigate the Property Documents and the Property and, in Buyer’s sole and absolute judgment and discretion, determine whether the Property (including the condition of title to the Real Property, as described in Section 7.3) is acceptable to Buyer, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Buyer. Buyer shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period upon written notice to Seller, in which case this Agreement shall terminate and the Independent Consideration shall be disbursed to Seller and the balance of the Deposit shall be returned promptly to Buyer. Buyer shall elect to disapprove the foregoing contingencies and terminate this Agreement, if at all, by written notice of termination delivered to Seller and Escrow Agent by or before the expiration of the Inspection Period, and Buyer’s failure to deliver a written notice of termination to Seller and Escrow Agent by such time shall be deemed evidence of Buyer’s approval and waiver of its due diligence investigations and an election to proceed to Closing.

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6.2Due Diligence Materials. During the Inspection Period and following at least twenty-four (24) hours’ prior telephone or written notice from Buyer, Seller agrees to allow Buyer, its authorized agents or representatives, at Buyer’s expense, to inspect at the Real Property and make copies of any other documents and property records (other than the Excluded Documents, as defined below) relating exclusively to the ownership, operation and maintenance of the Property, but only if and to the extent such documents and property records are in Seller’s possession at the Real Property. All of the foregoing documents and information delivered to, made available to, copied and/or reviewed by Buyer pursuant to this Section 6.2 (including all Leases and Service Contracts) shall sometimes be referred to collectively herein as the “Property Documents”. Notwithstanding anything in this Section 6.2 to the contrary, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents involving either Seller’s financing or refinancing of the Property, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property, any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers, any third party purchase inquiries and correspondence, appraisals of the Property, internal budgets or financial projections, and any other internal documents (other than documents consisting of correspondence or notices to and from the tenants or documents relating to the physical or environmental condition of Real Property). Additionally, Seller shall have the right to upload the Property Documents to an on-line data room.
6.3Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing (or earlier termination of this Agreement), Buyer shall have reasonable access to the Real Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Buyer must give Seller one (1) business day’s prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling or drilling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (ii) prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractors, agents and representatives have in place comprehensive general liability insurance and workers compensation insurance for its activities on the Real Property on terms and in amounts reasonably satisfactory to Seller covering any incident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Real Property, which insurance shall name Seller as an additional insured thereunder, and (iii) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in this Agreement. Buyer shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 6.6 hereof, Buyer or Buyer’s representatives may meet with any tenant or any governmental authority for any good faith, reasonable purpose in connection with the transactions contemplated by this Agreement; provided, however, Buyer must provide Seller with at least two (2) business days’ advance written notice of Buyer’s intended meeting and allow Seller the opportunity to attend such meeting if Seller desires. Buyer’s obligations under this Section 6.3 shall survive the termination of this Agreement.
6.4Return of Documents and Reports. If this Agreement terminates for any reason, Buyer shall promptly return and/or deliver to Seller all Property Documents and copies thereof.

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Additionally, if this Agreement terminates for any reason, then upon Seller’s request Buyer must deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Buyer in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Buyer’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement. However, for clarity, Buyer shall not provide Seller or its agents with any Reports prepared by or for the benefit of Buyer (or the results evidenced by said Reports) unless Seller requests the same, in writing.
6.5Service Contracts. On or prior to the last day of the Inspection Period, Buyer will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Buyer requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Buyer must assume the obligations arising from and after the Closing Date under those Service Contracts (i) that Buyer has agreed to assume, or that Buyer is obligated to assume pursuant to this Section 6.5, and (ii) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.
6.6Proprietary Information; Confidentiality. Buyer acknowledges that the Property Documents are proprietary and confidential and will be delivered to Buyer or made available for Buyer’s review solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Buyer shall not disclose the contents of the Property Documents to any person other than to those persons who are responsible for determining the feasibility of Buyer’s acquisition of the Property (including Buyer’s lenders, if any) and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two (2) business days after Seller’s request, Buyer shall deliver to Seller a list of all parties to whom Buyer has provided any Property Documents or any information taken from the Property Documents. Buyer shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Agreement. In permitting Buyer to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.
6.7No Representation or Warranty by Seller. Buyer acknowledges that, except as expressly set forth in this Agreement, neither Seller nor any of Seller’s employees, partners, officers, members, directors, shareholders, bankers, attorneys, consultants or agents (collectively, “Seller Parties”) has made nor makes any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Buyer further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property

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Documents, or in any other written or oral communications transmitted or made available to Buyer. Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents or making the same available for Buyer’s review solely as an accommodation to Buyer.
6.8Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Buyer and its agents and representatives shall: (i) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (ii) not interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant or other third party; (iv) not injure or otherwise cause bodily harm to Seller, or its agents, guests, invitees, contractors and employees or any tenants or their respective guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in this Agreement, or except as may be otherwise required by law.
6.9Buyer’s Agreement to Indemnify. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liens, Claims (as defined in Section 13.3) arising out of Buyer’s inspections or tests of the Property or any violation of the provisions of Sections 6.3, 6.6 and 6.8; provided, however, the indemnity and defense obligation shall not extend to protect Seller from any Claims to the extent such any such Claim is solely attributable to the gross negligence or willful misconduct of Seller, its officers, directors, principals, employees, contractors, representatives or agents or is due to pre-existing conditions merely discovered by Buyer, except to the extent that Buyer and its agents and representatives exacerbate such pre-existing conditions. Buyer shall also indemnify, defend and hold any tenant harmless from and against any and all Claims which any tenant may suffer or incur due to Buyer’s breach of its obligation under Section 6.7 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Buyer’s obligations under this Section 6.9 shall survive the termination of this Agreement and shall survive the Closing.
7.Title and Survey.
7.1Title Report. Prior to the execution of this Agreement, Seller or Chicago Title Company, 725 S. Figueroa Street, Ste. 200, Los Angeles, CA 90017, Attn: Michael Slinger (“Title Company”) delivered to Buyer, and Buyer received: (i) a title report for the Real Property for a CLTA standard coverage owner’s policy on the Title Company’s most current form (the “PTR”) issued by the Title Company, and (ii) to the extent available to the Title Company, copies of all documents of record referred to in the PTR as exceptions to title to the Real Property (“Title Documents”).

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7.2New or Updated Survey. Buyer may elect to obtain a new survey or revise, modify, or re‑certify any existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Buyer’s objectives; provided, however, in no event shall the issuance and/or receipt of such Survey be a condition precedent to, or delay, Closing.
7.3Title Review. During the period beginning on the Effective Date and ending at 5:00 p.m., Los Angeles time, on the nineteenth (19th) day following the Effective Date (the “Title Review Period”), Buyer shall review title to the Real Property as disclosed by the PTR and the Survey (if any). All matters shown in the PTR, the Title Documents and the Survey (if any) which are not objected to by Buyer by delivery of written notice thereof (“Buyer’s Title Objection Notice”) to Seller on or before the end of the Title Review Period shall be conclusively deemed to be accepted by Buyer. If Buyer timely delivers to Seller Buyer’s Title Objection Notice prior to the end of the Title Review Period specifying Buyer’s objection to any title exception pertaining to the Real Property shown in the PTR, the Title Documents and the Survey (if any) (each a “Title Objection” and collectively the “Title Objections”), Seller may, but shall not be obligated to, eliminate or cure (by title endorsement from the Title Company or otherwise) some or all of such Title Objections; provided, however, if Seller desires to eliminate or cure some or all of such Title Objections, Seller shall notify Buyer in writing within five (5) days after the end of the Title Review Period (“Seller’s Notice Period”) of those Title Objections Seller intends to eliminate or cure (said notice hereinafter called “Seller’s Title Notice”) and in which case the elimination or curing by Seller of the Title Objections specified by Seller for cure or elimination in Seller’s Title Notice on or before the Closing Date shall be a condition to Buyer’s obligation to proceed to the Closing. If Seller does not deliver Seller’s Title Notice to Buyer within Seller’s Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the Title Objections. If Seller (i) does not timely deliver Seller’s Title Notice, or (ii) notifies or is deemed to have notified Buyer that Seller is unable or unwilling to cure any particular Title Objection, Buyer shall be deemed to have waived those Title Objections which Seller is unable or unwilling to eliminate or cure unless on or before the end of the Inspection Period, Buyer terminates this Agreement pursuant to Section 6.1. Notwithstanding anything herein to the contrary, if Buyer’s right to terminate this Agreement pursuant to the foregoing provisions has not expired prior thereto, it shall expire upon expiration of the Inspection Period. Notwithstanding the foregoing provisions of this Section 7.3 to the contrary, Buyer and Seller acknowledge that although Seller has no obligation (unless specifically set forth in Seller’s Title Notice) to cure any title matters, subject to Buyer’s full performance under this Agreement, Seller does agree to deliver title to the Real Property at Closing free and clear of deeds of trust and/or mortgages created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose).
7.4New Title Exceptions. In the event Buyer receives notice from the Title Company of any new title exceptions not caused or contributed to by Buyer and first arising after the expiration of the Title Review Period (the “New Title Exceptions”), then Buyer shall have the right within two (2) business days after such updated PTR is received by Buyer (but, in any event, prior to the scheduled Closing Date) to object in writing to any New Title Exceptions which are not Permitted Exceptions. Seller may elect (but shall not be obligated) to remove or cause to be removed any such New Title Exceptions that Buyer objects to and Seller may notify Buyer in writing within two (2)

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business days after receipt of Buyer’s notice of Buyer’s title objections (but, in any event, prior to the Closing Date) whether Seller elects to remove the same. Failure of Seller to respond in writing within such 2-business day period shall be deemed an election by Seller not to remove Buyer’s title objections. If Seller elects or is deemed to have elected not to remove one or more of Buyer’s title objections to the New Title Exceptions, then, within two (2) business days after Seller’s election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be promptly returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such title objections and proceed to Closing without any reduction of or credit against the Purchase Price.
7.5Permitted Exceptions. The term “Permitted Exceptions” shall mean: the specific exceptions listed in the PTR that the Title Company has not agreed to remove from the PTR as of the end of the Inspection Period and that Seller is not required to remove as provided in Section 7.3 above; matters created by, through or under Buyer; items shown on the Survey which have not been removed as of the end of the Inspection Period; real estate taxes not yet due and payable; tenants under the Leases; and any licensees under any Service Contracts not terminated as of Closing.
7.6Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Buyer, a standard ALTA coverage owner’s title policy in accordance with the PTR, without endorsements and insuring Buyer’s title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Buyer shall have the right to terminate this Agreement, in which case the Deposit shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.
8.Operations and Risk of Loss.
8.1Ongoing Operations. From the Effective Date through Closing:
8.1.1Leases and Service Contracts. Seller will use commercially reasonable efforts to perform its material obligations under the Leases and Service Contracts consistent with its operational obligations under Section 8.1.3 below.
8.1.2New Contracts. Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on no more than thirty (30) days’ prior notice.
8.1.3Continuing Operations; Removal of Personal Property. Subject to Sections 8.2 and 8.3, Seller shall maintain all Improvements in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership, subject to ordinary wear and tear, casualty, condemnation, or other events beyond the control of Seller, including, without limitation, changes in laws, rules, ordinances and regulations, and provided further that in no event shall Seller be obligated to undertake any repairs, replacements or improvements of a capital nature. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or

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replacement, and replacement shall be of approximately equal quality and quantity as existed as the removed item of Tangible Personal Property.
8.1.4Leasing. Seller will not amend or terminate any existing Lease or enter into any new Lease (i) without providing Buyer all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, financial information of the tenant, and Leasing Costs (as defined below), to the extent in Seller’s possession, and (ii) without Buyer’s prior written consent (which Buyer may withhold or grant in its sole discretion) with respect to any such amendment or termination of a Lease or new Lease which is to be executed after the expiration of the Inspection Period. Buyer agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or new Lease within two (2) business days after Buyer’s receipt of all supporting documentation relevant to the Lease, as reasonably determined by Seller. If Buyer does not respond to Seller’s request within such two (2) business day period, then Buyer will be deemed to have approved such amendment, termination or new Lease. For purposes of this Agreement, “Leasing Costs” means, with respect to a particular “Lease” (including, without limitation, any amendments or modifications thereto and/or terminations thereof), all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for legal, architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), costs of base building work, free rent and other similar inducements, relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord under such Lease is responsible for the payment of such cost or expense or incurred same in negotiating and/or entering into said Lease.
Notwithstanding anything to the contrary contained herein, Buyer shall have no right to disapprove any amendment or modification to a Lease which Seller is required to deliver pursuant to said Lease, such as an amendment which solely extends the term of a Lease or expands premises under a lease pursuant to the exercise of an option by the tenant under said Lease, but Buyer shall have the right to review and approve discretionary elements of any such amendment or modification as set forth above in this Section 8.1 (e.g., without limitation, the determination of fair market rental during an option term).
8.1.5Intentionally Omitted.
8.1.6Intentionally Omitted.
8.2Damage. If prior to Closing the Real Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Buyer written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.
8.2.1Material. In the event of any Material Damage (defined below) to the Real Property or any portion thereof prior to Closing, either Seller or Buyer may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of five (5)

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business days after the date Seller delivers the Casualty Notice to Buyer (and if necessary, the Closing Date shall be extended to give the parties the full five (5) business day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Independent Consideration shall be disbursed to Seller and the balance of the Deposit shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Buyer so terminates this Agreement within said five (5) business day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (net of collection costs and less repair and/or restoration costs incurred by Seller before the Closing) and Buyer shall assume full responsibility for all needed repairs. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds Ten Percent (10%) of the Purchase Price to repair.
8.2.2Not Material. If the Real Property is not Materially Damaged, then neither Buyer nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Buyer, or (ii) as of Closing assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (excluding any rent loss insurance applicable to any period before the Closing Date) (net of collection costs and less repair and/or restoration costs incurred by Seller before the Closing) and Buyer shall assume full responsibility for all needed repairs.
8.3Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof and such proceeds will preclude Buyer from operating the Property after the Closing in substantially the same manner in which Seller is operating the Property as of the Effective Date, then Buyer may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten (10)‑day period to make such election), either: (i) terminate this Agreement, in which case the Independent Consideration shall be disbursed to Seller and the balance of the Deposit shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award (net of collection costs and less repair and/or restoration costs incurred by Seller before the Closing), and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (ii) above.
9.Closing.
9.1Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur thirty (30) days after the expiration of the Inspection Period (the “Closing Date”) at or

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through the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Buyer). However, Buyer shall be entitled to one (1) extension of the Closing Date of no more than thirty (30) days, which Buyer may exercise, if at all, by delivering written notice of such election to extend the Closing Date to Seller and Escrow Holder at least five (5) business days before the then scheduled date of the Closing, and which notice must specify the new Closing Date (which must be no more than thirty (30) days before the then scheduled date of the Closing Date). Funds shall be deposited into Escrow at least one (1) business day before the Closing Date and shall be held by Escrow Agent in a closing escrow account with a bank satisfactory to Buyer and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.
9.2Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:
9.2.1Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (provided, however, if Buyer has knowledge that any of Seller’s representations and warranties are not true and correct in all material respects prior to the end of the Inspection Period but Buyer nevertheless did not terminate this Agreement pursuant to Section 6.1 above, the accuracy of such representations and warranties shall no longer be a condition to Buyer’s obligation to purchase the Property hereunder);
9.2.2Tenant Estoppel Certificates. Receipt of tenant estoppel certificates (“Tenant Estoppel Certificates”) from tenants under Leases in effect as of the Closing Date and representing seventy-five percent (75%) of the rentable square footage of the building on the Land (i.e., 20,400 square feet), one of which must be from Chef Roberts, Inc. (collectively, the “Required Tenants”), in the form attached hereto as Exhibit “G” (or if Buyer’s lender will not accept that form, then in a form reasonably required by Buyer’s lender) shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder. For the avoidance of doubt, the “Required Tenants”, as used in the preceding sentence, shall not include any area subject to or covered by any billboard, rooftop, telecommunications, or antenna lease or license (collectively, “Non-Space Leases”). If on the Closing Date such condition is not satisfied, then Seller shall have the right to extend the Closing Date up to ten (10) business days by delivering notice thereof to Buyer on or before the Closing Date. If Seller does not elect to extend the Closing Date (or if such Closing Date was extended but such condition is not satisfied by such extended Closing Date), the Buyer shall have the right to terminate this Agreement by written notice given prior to the Closing, in which case this Agreement shall terminate and Buyer shall be entitled to a refund of the Deposit, and no party hereto shall have any further obligation under this Agreement except under those provisions that expressly survive a termination of this Agreement.
(i)Seller     shall utilize commercially reasonable efforts to obtain Tenant Estoppel Certificates from the tenant under each Lease (other than Non-Space Leases). As used in this Agreement, “commercially reasonable efforts” shall not include any obligation to

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institute or threaten legal proceedings, to declare or threaten to declare any person in default, to expend any monies or to cause any other person to do any of the same.
(ii)Notwithstanding anything to the contrary herein, in the event Seller fails to obtain a Tenant Estoppel Certificate from any particular tenant under any Lease (after requesting the same) other than any Non-Space Lease:
(1)In the case of a Tenant Estoppel Certificate to be obtained from a Required Tenant, Seller shall give written notice to Buyer stating that Seller has not obtained such Tenant Estoppel Certificate, in which event Buyer may terminate this Agreement by written notice to Seller at any time prior to the earlier to occur of the Closing Date or five (5) business days after receipt of Seller’s notice, in which case the Deposit (less the Independent Consideration, which shall be paid to Seller) shall be returned to Buyer and no party hereto shall have any further obligation under this Agreement except under those provisions that survive a termination of this Agreement, and if Buyer fails to terminate this Agreement within such period, Buyer shall be deemed (except for purposes of clause (b) below) to have received a Tenant Estoppel Certificate with respect to such tenant for purposes of satisfying the condition under this Section 9.2.2; and.
(2)Seller may (but shall not be obligated to) deliver to Buyer on the Closing Date a certificate (the “Seller Tenant Certificate”) in a form reasonably acceptable to Buyer, and in such event, Seller shall be deemed to have delivered a Tenant Estoppel Certificate with respect to such tenant for purposes of satisfying the condition under this Section 9.2.2. Any Seller Tenant Certificate shall be subject to the limitations set forth in Sections 12.2 and 12.3. All such Seller Tenant Certificates shall expire upon the earlier of (i) six (6) months following the Closing or (ii) the delivery of the corresponding estoppel from the tenant which does not conflict in any material respects with the Seller Tenant Certificate; and furthermore, a Seller estoppel shall expire as to all non-conflicting certifications set forth in the tenant estoppel. Notwithstanding the foregoing, Seller shall not be entitled to provide a Seller Tenant Certificate for Chef Roberts, Inc. or for tenants occupying, in the aggregate, more than fifteen percent (15%) of the rentable square footage of the building on the Land.
9.2.3Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing.
So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close notwithstanding the non‑satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non‑satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge of at the Closing. In the event Buyer terminates this Agreement pursuant to an express termination right of Buyer under this Section 9.2.2, the Deposit shall be promptly returned to Buyer.

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9.3Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:
9.3.1Deed. A grant deed in the form of Exhibit C attached hereto (the “Deed”) executed and acknowledged by Seller, conveying to Buyer Seller’s interest in the Real Property;
9.3.2Bill of Sale, Assignment and Assumption; Transfer Instruments for Letter of Credit. (i) Bill of Sale, Assignment and Assumption of Leases, and Contracts in the form of Exhibit D attached hereto (the “Assignment”), executed by Seller, vesting in Buyer, without warranty, Seller’s right, title and interest in and to the property described therein and (ii) transfer documents executed by Seller as necessary to effectuate the transfer of any letter(s) of credit as set forth in Section 10.4 below.
9.3.3Non-Foreign Certificate. An affidavit as required by the Foreign Investors Real Property Tax Act, as amended, and the California Revenue and Taxation Code Section 18661 et seq., in the form of Exhibit E attached hereto, executed by Seller;
9.3.4Tenant Notice; Tenant Estoppel Certificates & Seller Tenant Certificates. A notice to each tenant in the form of Exhibit F (“Tenant Notice”), duly executed by Seller, informing the tenant of the change of ownership of the Property and a transfer of such tenant’s security deposit (if any) to such new owner. Buyer shall promptly provide to Seller all necessary information regarding the Buyer required to complete the Tenant Notices.
To the extent not previously delivered to Buyer, originals of the Tenant Estoppel Certificates and Seller Tenant Certificates, as applicable.
9.3.5Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;
9.3.6Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;
9.3.7Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).
9.4Buyer’s Deliveries in Escrow. As of or prior to the Closing Date, Buyer shall deliver in escrow to Escrow Agent the following:
9.4.1Bill of Sale, Assignment and Assumption. The Assignment, executed by Buyer;

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9.4.2Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Buyer by applicable state and local law in connection with the conveyance of Real Property; and
9.4.3Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).
9.5Closing Statements. As of or prior to the Closing Date, Seller and Buyer shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent. At least three (3) business days prior to the Closing Date, Buyer and Seller shall cooperate with each other and Escrow Agent to cause Escrow Agent to deliver drafts of the closing statements to Buyer and Seller for review and comment so that the final closing statements can be executed by the Closing Date as required hereinabove.
9.6Possession. Seller shall surrender possession of the Real Property and Tangible Personal Property to Buyer at the Closing, subject to the Permitted Exceptions and the rights of tenants under the Leases.
9.7Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Buyer’s property manager or to the Real Property to the extent not previously delivered to or for the benefit of Buyer and in Seller’s or its property manager’s possession or control: Leases and warranties; plans and specifications; licenses, permits, certificates of occupancy which pertain to the Property, and all keys, used in the operation of the Property.
10.Prorations; Deposit.
10.1Prorations. At Closing, the following items shall be prorated as of the date of Closing: Leasing Costs; income and rents; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then‑current calendar year of Closing. Specifically, the following shall apply to such prorations:
10.1.1Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any real property taxes and assessments arising out of the sale of the Real Property to Buyer (or its assignee) or a subsequent sale or change in ownership thereafter, and/or arising out of any construction pertaining to the Real Property following the Closing, shall be paid by Buyer when assessed, and Buyer shall indemnify Seller from and against any all such Taxes, which indemnification obligation shall survive the Closing.
10.1.2Utilities. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall endeavor to have all utility meters read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date or,

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at Seller’s option, assign such to Buyer and take a credit for same on the closing statement described in Section 9.5 above.
10.1.3Leasing Costs. If Buyer has approved Leasing Costs for a new or amended Lease entered into after the Effective Date pursuant to Section 8.1.4 (or if Buyer’s approval for such Leasing Costs is not required pursuant to Section 8.1.4), then at Closing Buyer shall reimburse Seller for all such Leasing Costs incurred by Seller after the Effective Date in relation thereto prior to Closing and Buyer shall assume any then-outstanding obligations with respect to such Leasing Costs. However, Buyer shall be given a credit at Closing for any and all Leasing Costs under agreements executed or otherwise bound to before the Effective Date (“Pre-Closing Leasing Expenses”), and Seller shall indemnify and defend Buyer with respect to all Pre-Closing Leasing Expenses suffered by Buyer after the Closing which were not credited to Buyer at Closing. The provisions of this Section shall survive the Closing.
10.2Closing Costs. Closing costs shall be allocated between Seller and Buyer as provided herein. Seller shall be responsible for (a) the premium for the ALTA Standard Coverage Owner’s Policy of Title Insurance required to be delivered pursuant to Section 7.5 (without endorsements), (b) the county and city documentary transfer taxes, and fees of recording the Deed, and (c) one half of any escrow fee charged by Escrow Agent. Buyer shall be responsible for (a) the premium for the Title Policy attributable to ALTA Extended Coverage and any endorsements desired by Buyer, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges, (b) costs of the Survey and/or any revisions, modifications or re-certifications thereto, (c) costs for UCC Searches, and (d) one half of any escrow fee charged by Escrow Agent for holding the Deposit or conducting the Escrow and the Closing. All other charges and fees shall be paid in accordance with customary practice in the county in which the Real Property is located. If, however, this Agreement is terminated due to the default of a party, then the defaulting party shall pay any escrow cancellation fees or charges dues to the Escrow Agent and any fees or charges due to the Title Company for preparation and/or cancellation of the PTR.
10.3Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated hereunder, including Taxes for the year of Closing, then Buyer and Seller agree to allocate such items as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing; provided, however, such final adjustment shall be made by the date which is One Hundred Eighty (180) days after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.
10.4Security Deposit. All Security Deposit not applied by Seller shall be transferred or credited to Buyer at Closing. As of the Closing, Buyer shall assume Seller’s obligations related to the Security Deposits, and shall indemnify, defend and hold Seller harmless from and against same. If any portion of a security deposit is held by Seller in the form of a letter of credit, then Seller shall execute and deliver the documents necessary to effectuate the transfer to Buyer of said letter of credit to Escrow Agent for Escrow Agent to deliver to Buyer promptly following the Closing, and Buyer shall conclude the transfer of said letter of credit to Buyer promptly following the Closing at no cost or expense to Seller.

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10.5Payment of Taxes. Notwithstanding any term of Section 10 to the contrary, Seller’s account shall be credited for all amounts of taxes paid by or on behalf of Seller to the taxing authority and relating to the period prior to the date of Closing which are to be paid by tenants to Seller, not as part of the Tenant Receivables, but instead in installment payments in accordance with the terms of the applicable Leases, provided Seller has not been paid such amounts or otherwise credited for such amounts prior to the Closing.
11.Representations and Warranties.
11.1Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:
11.1.1Authority. Seller has been duly organized and is validly existing and in good standing under the laws of the State of California. Seller has the full limited partnership right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
11.1.2Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which will preclude Seller from performing its obligations under this Agreement. To Seller’s knowledge, there is no action or proceeding pending and served or threatened against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.
11.1.3OFAC. Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar List, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person,” and to Seller’s actual knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).
11.2Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:
11.2.1Authority. Buyer has been duly organized and is validly existing and in good standing under the laws of the State of California. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

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11.2.2Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.
11.2.3OFAC. Buyer and, to Buyer’s actual knowledge, each person or entity owning an interest in Buyer is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar List, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person,” and to Buyer’s actual knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Buyer’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Buyer (whether directly or indirectly).
11.3Survival of Representations and Warranties. The representations and warranties set forth in this Agreement are made as of the Effective Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of One Hundred and Eighty (180) days (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Seller’s internal manager of the Property, Jill Stankan (the “Select Individual”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of the Select Individual or any officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. The provisions of this Section 11.3 shall survive the Closing.
12.Default and Remedies.
12.1Seller’s Remedies. IF BUYER FAILS TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT AT OR PRIOR TO CLOSING FOR ANY REASON EXCEPT AS A DIRECT AND SOLE RESULT OF THE FAILURE BY SELLER TO PERFORM HEREUNDER, OR IF PRIOR TO CLOSING ANY ONE OR MORE OF BUYER’S REPRESENTATIONS OR WARRANTIES ARE BREACHED IN ANY MATERIAL RESPECT, SELLER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT AS PROVIDED IN SECTIONS 6.9, 15.2 AND 15.3 HEREOF), TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST BUYER HEREUNDER. SELLER AND BUYER AGREE THAT SELLER’S DAMAGES RESULTING FROM BUYER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE DEPOSIT IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT

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INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. IF THE CLOSING IS CONSUMMATED, SELLER SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT BUYER FAILS TO PERFORM ANY OBLIGATION OF BUYER UNDER THIS AGREEMENT.

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12.2Buyer’s Remedies.
12.2.1If Seller fails to perform its obligations pursuant to this Agreement, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and provided that Buyer is not in default hereunder and Buyer is otherwise ready and able to perform hereunder, then, Buyer shall elect, as its sole and exclusive remedy, to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, in which event Escrow Agent shall promptly return the Deposit to Buyer, (ii) enforce specific performance of Seller’s obligation to sell the Property to Buyer without any deduction in the Purchase Price, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be conclusively deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within sixty (60) days following the scheduled Closing Date. Additionally, Buyer’s specific performance rights under this Agreement, if any, shall be limited to an order for Seller to convey the Property to Buyer, and Buyer shall not be entitled to seek specific performance of any other obligation of Seller under this Agreement.
12.2.2Buyer shall have the right to bring an action against Seller on the breach of a representation, warranty or covenant hereunder, but only on the following conditions: (i) Buyer first learns of the breach after the Closing and files such action within the Survival Period; and (ii) the estimated damage to Buyer on account of such breach (individually or when combined with damages from other breaches) equals or exceeds Forty-Two Thousand Five Hundred Dollars ($42,500). Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties or certifications (individually, a “Representation” and collectively, the “Representations”) which are made by Seller herein or in any of the documents or instruments delivered by Seller hereunder or for any other obligation under this Agreement if (a) Buyer had knowledge of such breach by Seller (including, without limitation, knowledge gained by Buyer in the course of its due diligence as to a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate) at Closing, and (b) Buyer elects to proceed to close the transactions contemplated by this Agreement; and Buyer shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation.
12.2.3Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant to or in connection with the transactions contemplated

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by this Agreement, Buyer hereby agrees that the maximum aggregate liability of Seller under this Agreement or any documents executed by Seller pursuant to or in connection with the transactions contemplated by this Agreement (including, without limitation, the breach of any or all representations, warranties or certifications or covenants of Seller contained in such documents) shall not exceed three percent (3%) of the Purchase Price. Any action, suit or proceeding brought by Buyer against Seller arising from or related to this Agreement must be commenced and served, if at all, on or before the expiration of the Survival Period.
12.2.4IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, MEMBERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, PROPERTY MANAGER, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
13.Disclaimers; AS-IS, Release and Indemnity.
13.1Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller has not at any time made and is not now making, and Seller specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining Property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or Claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non‑existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

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Buyer Initials

13.2Sale “As Is, Where Is.” Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Buyer at Closing. Except as expressly set forth in this Agreement, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non‑existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or any Seller Parties with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations.

Buyer's Initials	/s/ LS
13.3Seller Released from Liability. Buyer has fully reviewed the disclaimers and waivers set forth in this Agreement with its counsel and understands the significance and effect thereof. Buyer acknowledges and agrees that the disclaimers and other agreements set forth in this Agreement are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer for the Purchase Price without this disclaimer and other agreements set forth in this Agreement.
Without limiting the generality of the foregoing, but subject to the express representations set forth in Section 11.1 of this Agreement or in the documents to be delivered by Seller at Closing, effective as of the Closing, Buyer on behalf of itself and its heirs, successors and assigns, hereby expressly waives, relinquishes, acquits, forever discharges and releases any and all past, present, or future, fixed or contingent, matured or unmatured, liquidated or unliquidated, claims, causes of actions, cross-claims, liabilities, rights, remedies, demands (including letter-demands, notices, or inquiries from any person or governmental or quasi-governmental authority or agency), penalties, assessments, damages, requests, suits, lawsuits, costs (including attorneys’ fees and expenses), actions, administrative proceedings, or orders, of whatever nature, character, type, or description,

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Buyer Initials

whenever and however occurring, whether at law or in equity, and whether sounding in tort or contract or any statutory or common law claim or remedy of any type (including reasonable attorneys’ fees and litigation costs) (collectively, “Claims”), Buyer or any of its heirs, successors or assigns may now or hereafter have against Seller or any Seller Parties, whether known or unknown, with respect to the Property and the transactions contemplated by this Agreement, including, without limitation, (A) any latent or patent defect in the Improvements and geological conditions of the Property (including, without limitation, subsidence and subsurface conditions); and (B) any past, present or future presence or existence of Hazardous Materials on, under or about the Property or with respect to any past, present or future violations of any rules, regulations, laws, ordinances, or policies now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights Buyer may now or hereafter have to seek contribution from Seller or any Seller Parties under Section 113(f)(i) of the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. §9613), as the same may be further amended or replaced by any similar law, rule or regulation, (ii) any and all Claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A. §9607), and (iii) any and all rights Buyer may have under any other environmental or health and safety statute, law, rule, regulation, policy or ordinance.
Buyer hereby further agrees as follows:
Buyer acknowledges that there is a risk that subsequent to the execution of the release set forth herein, Buyer may discover, incur, or suffer from Claims which were unknown or unanticipated at the time this Agreement is executed, including, without limitation, unknown or unanticipated Claims which, if known by Buyer on the date this Agreement is being executed, may have materially affected Buyer’s decision to execute this Agreement. Buyer acknowledges that Buyer is assuming the risk of such unknown and unanticipated Claims and agrees that this release applies thereto. Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Buyer represents and warrants that Buyer has been represented by independent counsel of Buyer’s own choosing in connection with the preparation and review of the release set forth herein, that Buyer has specifically discussed with such counsel the meaning and effect of this release and that Buyer has carefully read and understand the scope and effect of each provision contained herein. Buyer further represents and warrants that Buyer does not rely and has not relied upon any representation or statement made by Seller or any Seller Parties with regard to the subject matter, basis or effect of this release.

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Buyer represents and warrants to Seller that Buyer has not and shall not assign or transfer or purport to assign or transfer any Claim or Claims or any portion thereof or any interest therein to any party who does not acquire an interest in the Property or this Agreement, and agrees to indemnify, defend, and hold Seller harmless from and against any Claim or Claims based on or arising out of, whether directly or indirectly, any such assignment or transfer, or purported assignment or transfer.
Notwithstanding anything herein to the contrary but subject to the provisions of Sections 12.2.2 and 12.2.3, the foregoing release and waiver is not intended and shall not be construed as affecting or impairing any rights or remedies that Buyer may have against Seller with respect to (i) a breach of any of Seller’s representations or warranties in this Agreement, (ii) any of the obligations of Seller under this Agreement that expressly survive the Closing (but solely for the stated survival period expressly stated in this Agreement) or (iii) Buyer’s right to bring a claim or remedies against Seller for fraud by Seller, including fraudulent misrepresentation and fraudulent inducement, with respect to this Agreement; provided, however, that Buyer’s reservation of the right to bring a claim for fraud by Seller as provided in this clause (iii) shall not apply to any act of fraud as to which Buyer had knowledge as of the Closing.

Seller's Initials	/s/ DL	Buyer's Initials	/s/ LS
13.4“Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means any flammable or explosive materials, petroleum or petroleum products, oil, crude oil, natural gas or synthetic gas usable for fuel, radioactive materials, hazardous wastes, or hazardous substances, or toxic materials, including, without limitation, any substances now or hereafter defined as or included in the definition of “hazardous substances,” “extremely hazardous substances,” “hazardous waste,” “hazardous materials,” “toxic materials” or “toxic substances” under any applicable federal, state or local law, regulations, rules, ordinances, policies or any mixture thereof now or hereafter in effect.
13.5Survival. The terms and conditions of this Article 13 shall expressly survive the Closing.
14.ADR; WAIVER OF TRIAL BY JURY.
14.1Alternative Dispute Resolution. If any action or proceeding is commenced by either party to enforce any right or recover any damages in connection with any claim arising out of or related to this Agreement, all of the issues in such action, whether of fact or of law, shall be heard by a reference pursuant to the provisions of California Code of Civil Procedure Sections 638 through 645.1. Upon the commencement of any such action or proceeding, the parties shall endeavor to agree upon a retired Superior Court Judge or Supreme Court or Court of Appeal Justice from the then current list of retired judges available to serve as referees in the county in which such action or proceeding is commenced. If the parties are unable to agree upon such an individual within sixty (60) days after the service of the complaint in the action or proceeding, or the referee selected by the parties is not willing to serve and the parties cannot agree on an alternate within fifteen (15) days, then either party may make application to the court in which the action or proceeding is pending for the appointment of a retired Superior Court Judge or Court of Appeal Justice from the

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Buyer Initials

list to serve as the referee. The parties shall advance, in equal shares, the fees and expenses of the referee selected pursuant to this Section but the losing party in any such action or proceedings shall, in addition to paying any judgment awarded by the referee, reimburse the other party for any and all fees and expenses previously advanced by such party for the referee.
14.2WAIVER OF TRIAL BY JURY. SELLER AND BUYER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE RESOLVED AND DECIDED PURSUANT TO THE TERMS OF SECTION 14.1 ABOVE, WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

Seller's Initials	/s/ DL	Buyer's Initials	/s/ LS

15.	Miscellaneous.
15.1Parties Bound; Assignment. Buyer shall not assign or transfer its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) without the prior written consent of Seller, which consent shall be subject to Seller’s sole, absolute and unrestricted discretion; except that, after the Inspection Period, Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer with seven (7) days’ notice to Seller, provided that (i) such assignment shall not relieve Buyer of any of its obligations under this Agreement or any closing document and (ii) the assignee shall expressly assume all of Buyer’s obligations under, and to be bound by all of the provisions of, this Agreement applicable to Buyer. In addition, Buyer shall not resell the Property or assign its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) through a “double escrow” or other similar mechanism without Seller’s prior written consent, which consent shall be subject to Seller’s sole, absolute and unrestricted discretion. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto.
15.2Attorneys’ Fees. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any action, proceeding, reference, arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator, referee or mediator may adjudge reasonable as such party’s costs and

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Buyer Initials

attorney’s fees, including such costs and fees as arc incurred in any trial, on any appeal, in any bankruptcy proceeding and in any petition for review.
15.3Brokers. Seller and Buyer each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transactions contemplated hereby, except for (i) Colliers International which is acting solely as Seller’s broker and (ii) California Realty Group, which is acting solely as Buyer’s broker. Seller shall pay a brokerage commission to its broker pursuant to separate written agreement, and Seller and Buyer acknowledge their intent that Collier’s Seller’s broker shall pay Buyer’s broker a commission equal to one and one-half percent (1 ½%) of the Purchase Price ultimately paid by Buyer for the Property; provided, however, that Seller’s sole obligation shall be to pay Seller’s broker and it shall have no obligation or liability with respect to the subsequent payment of said commission by Seller’s broker to Buyer’s broker. Subject to the foregoing, Seller and Buyer agree to and do hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Buyer, as applicable. This indemnification shall extend to any and all Claims arising as a result of such Claims and shall survive the Closing.
15.4Seller’s Right to Cure. In the event Buyer believes, at any time, and from time to time, during the term of this Agreement, that Seller has breached any of its obligations under this Agreement and Buyer believes that such breach entitles Buyer to terminate this Agreement pursuant to the express terms hereof, then prior to Buyer exercising any right to terminate this Agreement or any other remedy Buyer may have for such breach, Buyer must deliver to Seller a written notice specifying Seller’s alleged breach and allow Seller five (5) business days to cure such breach, and the Closing shall be delayed for the up to such five (5) business day period to allow Seller to effectuate such cure. If any such breach continues after such five (5) business day period, then Buyer can pursue its remedies in accordance with Section 12.2.
15.5Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
15.6Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
15.7Governing Law; Venue. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the State of California, without regard to any conflicts of law. Venue for any dispute which is not governed by the provisions of Section 14.1 above shall lie in the state courts of Los Angeles County.
15.8Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing; provided, however, that if this Agreement specifies a survival period with respect to particular provisions and

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obligations, then those provisions and obligations shall only survive for the applicable survival period.
15.9Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
15.10Time. Time is of the essence in the performance of this Agreement.
15.11Confidentiality. Buyer shall make no disclosure or public announcement of any information related to this Agreement, before or after the Closing, without the prior written specific consent of Seller, which consent shall be subject to Seller’s sole, absolute and unrestricted discretion.
15.12Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt or by Email or other electronic delivery, provided that any notice delivered by facsimile, email or other electronic form must be concurrently sent by one of the methods described in clause (i) or clause (ii) of this Section 15.2. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. California time of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.
Seller:

RIF IV - Grand, LLC
c/o Rexford Industrial Realty, L.P.
11620 Wilshire Blvd., Ste. 1000
Los Angeles, CA 90025
Attn: Howard Schwimmer
Telephone: (310) 966-1680
Facsimile: (310) 966-1690
Email: Howards@rexfordindustrial.com

With a copy to:

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Buyer Initials

RIF IV - Grand, LLC
c/o Rexford Industrial Realty, L.P.
11620 Wilshire Blvd., Ste. 1000
Los Angeles, CA 90025
Attn: General Counsel
Telephone: (310) 966-1680
Facsimile: (310) 966-1690
Email: dlanzer@rexfordindustrial.com
With a copy to:

Greenberg Glusker Fields Claman &
Machtinger LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067
Attn: Kenneth S. Fields, Esq.
Telephone: (310) 553.2610
Facsimile: (310) 201.2376
Email: kfields@greenbergglusker.com
Buyer:

6110-6114 Cahuenga LLC
450 N. Maple Drive, Apt 501
Beverly Hills, CA 90201
Attn: Larry Schwimmer
Telephone: (310) 277-4232
Facsimile: N/A
Email: c/o howards@rexfordindustrial.com

With a copy to:

Greenberg Glusker Fields Claman &
Machtinger LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067
Attn: Kenneth S. Fields, Esq.
Telephone: (310) 553.2610
Facsimile: (310) 201.2376
Email: kfields@greenbergglusker.com

15.13Independent Counsel; Construction. Buyer and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement, (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.

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The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.
15.14Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.
15.15Execution in Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. Any party may deliver its signature on this Agreement by facsimile, email or other electronic means, and any signature so delivered shall constitute an original “wet” signature for all purposes.
15.16No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Buyer without the prior written consent of Seller shall constitute a material default hereunder by Buyer.
15.17Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.
15.18Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
15.19No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
15.20IRC Section 1031 Exchange Cooperation. Each party agrees to accommodate the other party in effecting a tax-deferred exchange under Internal Revenue Code Section 1031 (“Section 1031 Exchange”). Each party shall have the right, expressly reserved here, to elect a tax-deferred exchange at any time before the Closing Date; however, Seller and Buyer agree that the consummation of this Agreement is not predicated or conditioned on any such exchange by either party, and no such exchange shall delay the Closing. If either party elects to effect a tax-deferred exchange, the other party agrees to execute additional escrow instructions, documents, agreements,

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or instruments to effect such exchange; provided, however, that no party shall be required to acquire any other property or to incur additional costs, expenses, or liabilities in this transaction as a result of or connected with an exchange by the other party. Each party agrees to hold the other party harmless from and against, any and all claims, liabilities, losses, costs, damages and/or expenses (including, without limitation, reasonable attorneys’ fees and expenses), that may arise from such other party’s participation in an exchange by the exchanging party.
15.21Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:
15.21.1Exhibit A:    Legal Description of Real Property
15.21.2Exhibit B:    Intentionally Omitted
15.21.3Exhibit C:    Grant Deed
15.21.4Exhibit D:    Bill of Sale, Assignment and Assumption of Leases, License Agreements and Contracts
15.21.5Exhibit E:    Non-Foreign Certificates
15.21.6Exhibit F:    Tenant Notice Letter

[Signatures On Next Page]

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SIGNATURE PAGE TO
AGREEMENT OF PURCHASE AND SALE
BY AND BETWEEN
RIF IV - GRAND, LLC (“Seller”)
AND
6110 - 6114 CAHUENGA, LLC (“Buyer”),

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

SELLER:

RIF IV – GRAND, LLC, a
California limited liability company

By:	REXFORD INDUSTRIAL REALTY, L.P.,
a Maryland limited partnership,
its Manager

By:	Rexford Industrial Realty, Inc.,
a Maryland corporation
its: General Partner

	By:	/s/ David Lanzer
David Lanzer, General Counsel

BUYER:

6110-6114 CAHUENGA, LLC, a
California limited liability company

By:	/s/ Larry Schwimmer

Name Printed:	Larry Schwimmer

Title:	Manager

S- 1

JOINDER BY ESCROW AGENT
Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Deposit required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Deposit, and the interest earned thereon, pursuant to the provisions of this Agreement.

COMMERCE ESCROW COMPANY
Dated executed by Escrow Agent:
	By:	/s/ Iris Chae
	Name:	Iris Chae
December 1, 2017	Its:	Escrow Officer

S- 2

EXHIBIT A
LEGAL DESCRIPTION OF REAL PROPERTY

SCHEDULE 1
Legal Description of the Property

PARCEL A:

PARCEL 1, IN THE CITY OF SANTA ANA, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON A PARCEL MAP FILED IN BOOK 56, PAGE 39 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL B:

AN EASEMENT FOR INGRESS, EGRESS AND SURFACE DRAINAGE OVER THE NORTH 10 FEET AND THE WEST 24 FEET OF THE EAST 132.50 FEET, TOGETHER WITH AN EASEMENT FOR SURFACE DRAINAGE OVER THE EAST 3 FEET AND THE WEST 3 FEET, ALL OF THE FOLLOWING DESCRIBED LAND:

THAT PORTION OF THE NORTHEAST QUARTER OF SECTION 18, TOWNSHIP 5 SOUTH, RANGE 9 WEST IN THE LAND ALLOTTED TO N.O. STAFFORD AND C. TUSTIN, IN DECREE OF PARTITION OF THE RANCHO SANTIAGO DE SANTA ANA, WHICH WAS ENTERED SEPTEMBER 12, 1868 IN BOOK “B” PAGE 410 OF JUDGMENTS OF THE DISTRICT COURT OF THE 17TH JUDICIAL DISTRICT IN AND FOR LOS ANGELES COUNTY, CALIFORNIA, IN THE CITY OF SANTA ANA, COUNTY OF ORANGE, STATE OF CALIFORNIA DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID SECTION 18; THENCE SOUTHERLY ALONG EASTERLY LINE OF SAID SECTION 18, 1062.27 FEET TO THE SOUTHEASTERLY CORNER OF THE LAND DESCRIBED IN DEED TO GULF OIL CORPORATION OF CALIFORNIA RECORDED OCTOBER 1, 1964 IN BOOK 7242 PAGE 22 OF OFFICIAL RECORDS; THENCE WESTERLY ALONG THE SOUTHERLY LINE OF THE LAND DESCRIBED IN SAID DEED 243.54 FEET THE SOUTHWESTERLY CORNER OF SAID LAND DESCRIBED IN DEED TO GULF OIL; THENCE NORTH 0 39’ 10” EAST 41.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID WESTERLY LINE NORTH 246.00 FEET; THENCE NORTH 89 55’ 00” WEST 243.54 FEET TO A POINT ON THE EASTERLY LINE OF PARCEL 3 AS SHOWN ON A PARCEL MAP FILED IN BOOK 36 PAGE 49 OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY OF ORANGE, SAID POINT BEING SOUTH 0 39’ 10” WEST 366.69 FEET FROM THE NORTHEASTERLY CORNER OF PARCEL 2 AS SHOWN ON SAID PARCEL MAP; THENCE SOUTH 0 39’ 10” WEST 246.00 FEET ALONG THE EASTERLY LINE OF SAID PARCEL MAP; THENCE NORTH 89 55’ 00” EAST 243.54 FEET TO THE TRUE POINT OF BEGINNING.

END OF LEGAL DESCRIPTION

Exhibit "A" 1

EXHIBIT B
INTENTIONALLY OMITTED

Exhibit "B" 1

EXHIBIT C
GRANT DEED
RECORDING REQUESTED BY
AND WHEN RECORDED MAIL
THIS GRANT DEED AND ALL
TAX STATEMENTS TO:

(Above Space for Recorder’s Use Only)
GRANT DEED
The undersigned grantor declares:
Documentary transfer tax is shown by an unrecorded separate affidavit pursuant to R&T Code § 11932
(X)    computed on full value of property conveyed, or
( )    computed on full value, less value of liens and encumbrances remaining at time of sale.
FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, _____________________________________, ________________________________________ (“Grantor”), hereby GRANTS to ____________________, a ____________________, the following described real property (the “Property”) located in the City of ___________, County of _____________, State of California:
SEE EXHIBIT “1” ATTACHED HERETO AND INCORPORATED
HEREIN BY THIS REFERENCE
Subject to:

(a)	Non-delinquent real property taxes and assessments;

(b)	Zoning and other regulatory laws and ordinances affecting the property;

(c)	Matters which would be disclosed by an accurate survey;

(d)	Any plat affecting the property; and

(e)	Easements, rights of way, limitations, conditions, covenants, restrictions and other matters of record.

Exhibit "C" 1

IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed as of the ___ day of             , 2___.

"GRANTOR"

By:
Name:
Its:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.
State of California    )
)
County of Los Angeles    )
On     , before me,                                                                  , Notary Public,
(here insert name and title of the officer)
personally appeared                                                                                     ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature	(Seal)

Exhibit "C" 2

EXHIBIT D
BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF LEASES, LICENSE AGREEMENTS AND CONTRACTS
[_____________________________, California]
THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION is made as of the __________ day of __________, by and between _____________________________________, ______________________________________ (“Assignor”), and ____________________, a ____________________ (“Assignee”).
WITNESSETH:
For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged Assignor hereby agree as follows:
1.Assignor hereby sells, transfers, assigns and conveys to Assignee, without warranty, the following:
a.All right, title and interest of Assignor in and to all equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Assignor and located in and used exclusively in connection with the operation, ownership or management of that certain land and improvements located in the City of ________________, County of _________________, State of California, as more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the “Real Property”), but specifically excluding any items of personal property owned or leased by Assignor’s property manager, the tenants of the Real Property under the Tenant Leases (as defined below), and further excluding any items of personal property owned by third parties and leased to Assignor (collectively, the “Personalty”).
b.All right, title and interest of Assignor in and to all leases relating to the leasing of space in the Real Property (the “Tenant Leases”), and all of the rights, interests, benefits and privileges of the lessor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Tenant Leases and not credited or returned to tenants, but subject to all terms conditions, reservations and limitations set forth in the Tenant Leases; provided, however, that Assignor reserves the right to indemnity and defense under the Tenant Leases for of claims by third parties pertaining to facts or circumstances which occur the date hereof. Said rights reserved and retained by Assignor pursuant to this Section shall exist jointly with Assignee’s benefits under the Tenant Leases, and such rights may be enforceable by each of Assignor and Assignee to the extent of their respective liability or damages for any matters relating thereto. Assignee and Assignor agree to cooperate with the reasonable requests of the other party in enforcing their respective rights under the Tenant Leases to the extent such rights are reserved by Assignor pursuant to the terms of this Section.
c.To the extent assignable, all right, title and interest of Assignor, if any, in and to the following: all trade names and trademarks associated with the Real Property, including the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the improvements on the Real Property, if any; warranties, if any; and governmental permits, approvals and licenses, if any (collectively, the “Intangible Property”); provided, however, that Intangible Property shall not include the name “Rexford” or any derivation thereof.

Exhibit "D" 1

d.All right, title and interest of Assignor, if any in and to those certain contracts relating to the Real Property, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the “Contracts”).
2.This Bill of Sale, Assignment and Assumption is given pursuant to that certain Agreement of Sale and Purchase ([as amended,] the “Purchase Agreement”) dated as of __________, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Tenant Leases, the License Agreements, the Intangible Property and the Contracts, and is subject to all of the terms and conditions contained therein.
3.As set forth in the Purchase Agreement, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT.
4.Assignee hereby accepts the assignment of the Personalty, the Tenant Leases, the Intangible Property and the Contracts and assumes and agrees to discharge, in accordance with the terms thereof, all of the obligations thereunder. Additionally, but without limiting the generality of the foregoing, Assignee hereby assumes and agrees to discharge all brokerage commissions, costs for tenant improvements, legal fees and other costs and expenses incurred with respect to Tenant Leases and renewals, extensions amendments and terminations thereof executed subsequent to the Effective Date of the Agreement and any option to renew or option to expand a Tenant Lease that is exercised after such Effective Date.
5.This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR:

[___________________________],
a [______________________]

By:
Name:
Its:

ASSIGNEE:

[___________________________],
a [______________________]

By:
Name:
Its:

Exhibit "D" 2

EXHIBIT E
NON-FOREIGN CERTIFICATE

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

A.	Federal FIRPTA Certificate
To inform ____________________________, a ________________ (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property, located in the City of __________________, County of _______________, State of California to Transferee, by ________________, _____________ (“Transferor”), Transferor hereby certifies to Transferee:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.	Transferor’s U.S. tax identification number is ; and

3.	Transferor’s office address is _________________________________.
Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

B.	State of California-California

1.
Resident/Non-Resident Affidavit. Section 18662 of the Revenue and Taxation Code provide that a buyer may be required to withhold 3⅓% of the sales price of the California real property sold by a non-resident Seller, unless the sales price of the property is less than $100,000.00.

i.	Transferor hereby certifies that Transferor is a _____________________.

ii.
Transferor understands that this certificate may be disclosed to the Franchise Tax Board of California by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury the undersigned declare that they have examined this Certification and to the best of their knowledge and belief it is true, correct and complete, and they further declare that they have authority to sign this Certification on behalf of Transferor.

[___________________________],
a [______________________]

By:
Name:
Its:

Exhibit "E" 1

EXHIBIT F
TENANT NOTICE LETTER

______________________________    _____________, 2___
______________________________
______________________________

Re:	Your lease (the “Lease”) of space in the building located at
, California (the “Building”)
Ladies and Gentlemen:
You are hereby notified that ______________, ______________ (the “Owner”), as owner of the Building and the current owner of the landlord’s interest under the Lease, has sold the Building to __________________, (“Buyer”) as of the date of this Tenant Notice Letter set forth above, and in connection with such sale the Owner has assigned and transferred its interest in the Lease and any and all security deposits thereunder or relating thereto to Buyer, and Buyer has assumed and agreed to perform all of the landlord’s obligations under the Lease (including any obligations set forth in the Lease to repay or account for any security deposits thereunder) from and after such date. Accordingly, (a) all of your obligations under the Lease from and after the date of this Tenant Notice Letter (including your obligations to pay rent and fulfill your insurance requirements) shall be performable to and for the benefit of Buyer, its successors and assigns and (b) all of the obligations of the landlord under the Lease (including any obligations to repay or account for any security deposits thereunder) from and after the date of this Tenant Notice Letter shall be the binding obligations of Buyer and its successors and assigns.
The address of Buyer for all purposes under the Lease (including the payments of rentals, the recoupment of and security deposits and the giving of any notices provided for in the Lease) is:

Facsimile No.:
Telephone No.:

Very truly yours,

By:
Name:
Its:

Exhibit "F" 1